BUFFETS HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2007
HIGHLIGHTS:
•	Total revenues up 74.0% in the third quarter

•	Buffets’ units same store sales were down 2.1% for the quarter

•	Ryan’s units same store sales were down 8.7% for the quarter

•	Cost savings initiatives in connection with the merger progressing on schedule
EAGAN, Minn.—(BUSINESS WIRE)—May 21, 2007—Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), today reported operating results for its 16-week, third quarter period ended April 4, 2007.
Buffets Holdings reported a 74.0% increase in total sales for the third quarter ended April 4, 2007, as sales increased to $509.2 million compared to $292.6 million for the comparable prior year period, primarily due to the merger with Ryan’s Restaurant Group on November 1, 2006. Average weekly sales for the third quarter of fiscal 2007 for the Buffets brand restaurants, which include the Old Country Buffet® and HomeTown Buffet® brands, decreased approximately 0.7% to $52,097, as compared to the comparable prior year period. Same-store sales for the third quarter of fiscal 2007 decreased by 2.1% for the Buffets brand restaurants as compared to the prior year. This decrease was primarily attributable to a 4.7% decline in guest traffic, partially offset by a 2.6% increase in average check. Average weekly sales for the third quarter of fiscal 2007 for the Ryan’s brand restaurants, which include the Ryan’s® and Fire Mountain® brands, decreased by 7.2% to $44,406 as compared to the comparable prior year period. Same-store sales for the third quarter of fiscal 2007 decreased by 8.7% for the Ryan’s brand units as compared to the prior year. This decrease was primarily attributable to a 9.6% decline in guest traffic, partially offset by a 0.9% increase in average check. Same-stores sales calculations reflect those restaurants that have been in operation for at least eighteen operating periods.
Net loss for the third quarter of fiscal 2007 was $14.4 million, as compared to a net loss of $1.3 million for the third quarter of fiscal 2006. The increase in net loss was primarily attributable to an increase in interest expense of approximately $12.1 million, a $6.0 million litigation settlement charge related to the estimated settlement of a class action lawsuit, $3.5 million of merger integration costs related to the merger with Ryan’s and higher food and labor costs, which were offset in part by the increase in income tax benefit of $5.5 million. The increase in interest cost of approximately $12.1 million was primarily due to the significant increase in our long-term debt balances resulting from the debt we incurred in connection with the Ryan’s merger on November 1, 2006.
Buffets Holdings reported a 39.4% increase in total sales for the 40 weeks ended April 4, 2007, as sales increased to $1,028.4 million compared to $737.6 million for the comparable prior year period, primarily due to the merger with Ryan’s on November 1, 2006. Average weekly sales for the first 40 weeks of fiscal 2007 for the Buffets brand restaurants increased approximately 1.2% to $52,761 as compared to the comparable prior year period. Same-store sales for the Buffets brand restaurants for the first 40 weeks of fiscal 2007 decreased by 0.7% as compared to those reported for the prior year period. This decrease was primarily attributable to a 3.5% decline in guest traffic, partially offset by a 2.8% increase in average check. Average weekly sales on a pro forma basis for the first 40 weeks of fiscal 2007 for the

Ryan’s brand restaurants, which include the Ryan’s brand units for the full 40 week period, decreased by 5.3% to $44,144 as compared to the comparable prior year period. Same-store sales on a pro forma basis for the first 40 weeks of fiscal 2007 for the Ryan’s brand units, which includes the Ryan’s brand units for the entire 40 week period, decreased by 6.1% as compared to same store sales for the prior year. This decrease was primarily attributable to a 7.2% decline in guest traffic, partially offset by a 1.1% increase in average check.
Net loss for the first 40 weeks of fiscal 2007 was $50.5 million, as compared to a net loss of $2.1 million for the first 40 weeks of fiscal 2006. The increase in net loss was primarily attributable to a $41.1 million loss related to refinancing, a $2.5 million loss on the sale leaseback transactions, an increase in interest expense of approximately $18.9 million, a $6.0 million litigation settlement charge related to the estimated settlement of a class action lawsuit, approximately $7.0 million of merger integration costs related to the merger with Ryan’s and higher food and labor costs, offset in part by the increase in income tax benefit of $28.7 million. The interest expense increase was primarily due to the significant increase in our long-term debt balances in connection with the financing of the merger with Ryan’s on November 1, 2006.
Continued Focus on Key Initiatives
We have received favorable guest response to our “Steak & Ribs” promotion and related advertising campaign, which was launched in April. We have continued the testing and installation of our display grill cooking stations in our Old Country Buffet® and HomeTown Buffet® branded restaurants and now have thirty-two units with this retrofit. In addition, our Ryan’s® and Fire Mountain® branded units have more than 200 display grills in operation.
We continue to direct significant attention to our cost savings initiatives related to the Ryan’s integration effort and have made substantial progress. We are on schedule with these cost savings initiatives and are extremely pleased with the progress made to date.
The company also announced today that its wholly owned subsidiary, Buffets Franchise Holdings, LLC, in accordance with Federal Trade Commission rules and regulations and various state franchise laws, has completed its Uniform Franchise Offering Circular (“UFOC”) and submitted the UFOC for review to those states in which registration is required.
Buffets Franchise Holdings, LLC is currently pursuing franchising of its HomeTown Buffet brand in non registration states and will begin pursuing franchising in the remaining states as and when they are approved.
Buffets Holdings will be conducting a conference call to discuss operating results for the quarter ended April 4, 2007, on Monday, May 21, 2007 at 11:00 a.m. (Eastern). You may dial into this call starting at 10:45 a.m. (Eastern). The conference phone number is (888) 228-7864 and the conference ID number is 8599386. Chief Executive Officer Mike Andrews and Chief Financial Officer Keith Wall will host the call. In consideration of your fellow participants, the Company requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, June 1, 2007 at 6:00 p.m. (Eastern). Playback can be accessed by dialing (800) 642-1687 and requesting conference ID number 8599386. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.
About Buffet Holdings
Buffets, Inc. currently operates 644 restaurants in 39 states comprised of 635 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse® restaurants. The buffet restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets also franchises 18 buffet restaurants in seven states.

Safe Harbor Statement
The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the ability to integrate the restaurants acquired in the Ryan’s acquisition, the ability to realize the benefits and synergies of the Ryan’s acquisition, the seasonality of Buffets Holdings’ business, adverse weather conditions, future commodity prices, fuel and utility costs, changes in minimum wage rates, availability of food products, labor availability, retention and costs, employment and environmental laws, public health developments including avian flu and E. Coli, developments affecting the public’s perception of buffets-style restaurants, real estate availability, interest rate fluctuations, political environment (including acts of terrorism and wars), government regulations and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K which was filed with the Securities and Exchange Commission on September 20, 2006 and in the company’s Amended S-4 Registration Statement which was filed on December 22, 2006 and made effective on December 28, 2006. The statements in this release reflect Buffets Holdings’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACT:	A. Keith Wall
Chief Financial Officer
Buffets Holdings, Inc.
(651) 365-2784
Tables to Follow

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 28,	April 4,
	2006	2007
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,219	$8,367
Receivables	4,879	8,698
Inventories	18,926	32,297
Prepaid expenses and other current assets	5,384	20,316
Deferred income taxes	10,324	15,117
Assets held for sale	—	44,108

Total current assets	59,732	128,903
PROPERTY AND EQUIPMENT, net	141,404	237,616
GOODWILL	312,163	516,018
OTHER INTANGIBLE ASSETS	320	84,530
DEFERRED INCOME TAXES	13,683	—
OTHER ASSETS, net	11,194	38,353

Total assets	$538,496	$1,005,420

LIABILITIES AND SHAREHOLDER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$48,101	$69,695
Accrued liabilities	68,344	135,663
Income taxes payable	6,977	14,751
Short-term debt	—	28,500
Current maturities of long-term debt	1,862	5,300

Total current liabilities	125,284	253,909
LONG-TERM DEBT, net of current maturities	460,652	823,375
DEFERRED INCOME TAXES	—	18,069
DEFERRED LEASE OBLIGATIONS	28,356	34,166
OTHER LONG-TERM LIABILITIES	7,355	9,525

Total liabilities	621,647	1,139,044
SHAREHOLDER’S DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none issued and outstanding as of June 28, 2006 and April 4, 2007	—	—
Common stock; $.01 par value, 3,600,000 shares authorized; 3,104,510 shares issued and outstanding as of June 28, 2006 and 3,104,510 as of April 4, 2007	31	31
Additional paid in capital	5	5
Accumulated deficit	(83,187)	(133,660)

Total shareholder’s deficit	(83,151)	(133,624)

Total liabilities and shareholder’s deficit	$538,496	$1,005,420

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Sixteen Weeks Ended		Forty Weeks Ended
	April 5,	April 4,	April 5,	April 4,
	2006	2007	2006	2007
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
RESTAURANT SALES	$292,584	$509,202	$737,596	$1,028,369
RESTAURANT COSTS:
Food	100,956	176,372	249,932	355,556
Labor	85,317	155,314	213,005	308,530
Direct and occupancy	69,520	130,741	175,436	259,930

Total restaurant costs	255,793	462,427	638,373	924,016
ADVERTISING EXPENSES	7,338	7,919	24,238	22,868
GENERAL AND ADMINISTRATIVE EXPENSES	13,094	22,300	33,196	46,313
CLOSED RESTAURANT COSTS	4,413	1,363	5,511	2,922
IMPAIRMENT OF ASSETS	—	—	1,350	—
MERGER INTEGRATION COSTS	—	3,485	—	6,999
SHAREHOLDERS’ RIGHTS REPURCHASE	757	—	757	—
LOSS ON LITIGATION SETTLEMENT	—	6,045	—	6,045
LOSS ON SALE LEASEBACK TRANSACTIONS	—	—	—	2,498

OPERATING INCOME	11,189	5,663	34,171	16,708
INTEREST EXPENSE	16,319	28,380	40,100	58,994
INTEREST INCOME	(135)	(60)	(338)	(138)
LOSS RELATED TO REFINANCING	—	840	647	41,125
OTHER INCOME	(293)	(194)	(777)	(692)

LOSS BEFORE INCOME TAXES	(4,702)	(23,303)	(5,461)	(82,581)
INCOME TAX EXPENSE (BENEFIT)	(3,413)	(8,906)	(3,377)	(32,108)

Net loss	$(1,289)	$(14,397)	$(2,084)	$(50,473)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Forty Weeks Ended
	April 5,	April 4,
	2006	2007
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(2,084)	$(50,473)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	24,221	30,674
Amortization of debt issuance cost	1,178	2,826
Accretion of original issue discount	10,257	5,623
Loss related to refinancing:
Write off of debt issuance costs	—	8,686
Refinancing premiums expensed	—	31,599
Loss on disposal of assets	1,011	710
Impairment of assets	1,350	—
Loss on sale leaseback transactions	—	2,498
Deferred tax benefit	—	(35,610)
Changes in assets and liabilities:
Receivables	1,576	556
Inventories	(168)	(56)
Prepaid expenses and other current assets	(1,564)	9,663
Accounts payable	(1,039)	7,539
Accrued and other liabilities	(4,388)	5,901
Income taxes payable	(5,750)	(26,343)

Net cash provided by (used in) operating activities	24,600	(6,207)

INVESTING ACTIVITIES:
Proceeds from sale leaseback transactions	—	8,608
Proceeds from sale of assets held for sale	—	5,057
Acquisitions, net of liabilities assumed	—	(168,794)
Purchase of property and equipment	(23,441)	(26,322)
Collections on notes receivable	1,039	713
(Purchase) sale of other assets	(430)	314

Net cash used in investing activities	(22,832)	(180,424)

FINANCING ACTIVITIES:
Repayment of previous term loan facility	(17,016)	(182,053)
Repurchase of 11 1/4 % senior subordinated notes	—	(180,778)
Repurchase of 13 7/8% senior discount notes	—	(105,306)
Repayment of Ryan’s debt	—	(145,000)
Proceeds from term loan funding	—	530,000
Repayment of term loan funding	—	(1,325)
Proceeds from new revolver facility	—	23,500
Proceeds from 12 1/2% senior note issuance	—	300,000
Proceeds from promissory notes	—	5,000
Debt issuance costs	—	(36,705)
Payment of refinancing premiums	—	(32,554)
Purchase of treasury stock	(10)	—

Net cash provided by (used in) financing activities	(17,026)	174,779

NET CHANGE IN CASH AND CASH EQUIVALENTS	(15,258)	(11,852)
CASH AND CASH EQUIVALENTS, beginning of period	20,662	20,219

CASH AND CASH EQUIVALENTS, end of period	$5,404	$8,367

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for —
Interest (net of capitalized interest of $243 and $295)	$37,149	$49,218

Income taxes	$2,372	$29,814